UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

October 31, 2016 (October 31, 2016)

Date of Report (Date of earliest event reported)

QUALITY CARE PROPERTIES, INC.

(Exact Name of Registrant as Specified in its Charter)

Maryland	001-37805	81-2898967
(State of Incorporation)	(Commission File Number)	(IRS Employer
Identification Number)

7315 Wisconsin Ave., Suite 250-W

Bethesda, MD 20814

(Address of principal executive offices) (Zip Code)

(240)-223-4680

(Registrant’s telephone number, including area code)

1920 Main Street, Suite 1200

Irvine, CA 92614

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

Separation Related Agreements

On October 31, 2016, Quality Care Properties, Inc. (“QCP”) entered into a Separation and Distribution Agreement (the “Separation and Distribution Agreement”) with HCP, Inc. (“HCP”).  The Separation and Distribution Agreement was entered into in connection with HCP’s previously announced spin-off (the “Spin-Off”) of QCP. The Spin-Off was effected on October 31, 2016 through a pro data distribution of substantially all of QCP’s outstanding common stock, on the basis of one share of QCP common stock for five shares of HCP common stock, to HCP’s stockholders of record as of October 24, 2016. As a result of the consummation of the Spin-Off, QCP is now an independent company. Its common stock is listed on the New York Stock Exchange and will trade under the symbol “QCP” starting November 1, 2016.

The Separation and Distribution Agreement, which governs the rights and obligations of the parties regarding the Spin-Off, contains the key provisions relating to the separation of QCP’s business from HCP.

A summary of the material terms of the Separation and Distribution Agreement is set forth below.

Transfer of Assets and Assumption of Liabilities

The Separation and Distribution Agreement divides and allocates the assets and liabilities of HCP prior to the Spin-Off between QCP and HCP, and describes when and how any required transfers and assumptions of assets and liabilities will occur.

The Spin-Off

The Separation and Distribution Agreement governs the rights and obligations of the parties regarding the Spin-Off.

Access to Information

The Separation and Distribution Agreement provides that the parties will exchange, for seven years, certain information required to comply with requirements imposed on the requesting party by a government authority for use in any proceeding or to satisfy audit, accounting, claims defense, regulatory filings, litigation or similar requirements, for use in compensation, benefit or welfare plan administration or other bona fide business purposes, or to comply with its obligations under the Separation and Distribution Agreement or any ancillary agreement. In addition, the parties will use commercially reasonable efforts to make available to each other directors, officers, other employees and agents as witnesses in any legal, administrative or other proceeding in which the other party may become involved to the extent reasonably required.

Releases, Allocation of Liabilities and Indemnification

The Separation and Distribution Agreement provides for a full and complete release and discharge of all liabilities existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed at or before the separation, between HCP and QCP, except as expressly set forth in the Separation and Distribution Agreement.

The Separation and Distribution Agreement provides that (i) QCP will indemnify HCP and its affiliates and each of their respective current and former directors, officers, employees and agents against any and all losses relating to (a) liabilities arising out of QCP’s business and operations, whether arising before, at or after the separation, (b) any breach by QCP of any provision of the Separation and Distribution Agreement or any ancillary agreement, and (c) any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to information contained in QCP’s Registration Statement (as defined below), QCP’s

Information Statement, dated October 14, 2016, and any amendments thereto (the “Information Statement”), relating to the Spin-Off, or the offering memorandum used in connection with the senior secured notes that QCP issues or otherwise incurs in connection with the Spin-Off (the “Offering Memorandum”) (other than information that relates solely to HCP’s business), and (ii) that HCP will indemnify QCP and its affiliates and each of its respective current and former directors, officers, employees and agents against any and all losses relating to (a) liabilities of HCP as of the separation (other than liabilities arising out of QCP business and operations, whether arising before, at or after the separation), (b) any breach by HCP of any provision of the Separation and Distribution Agreement or any ancillary agreement, and (c) any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to information contained in the Registration Statement, the Information Statement or the Offering Memorandum, but only if such information relates solely to HCP’s business.

The Separation and Distribution Agreement also establishes dispute resolution procedures with respect to claims subject to indemnification and related matters.

The description of the Separation and Distribution Agreement set forth under this Item 1.01 is qualified in its entirety by reference to the complete terms and conditions of the Separation and Distribution Agreement attached hereto as Exhibit 2.1.

Transition Services Agreement

On October 31, 2016, HCP and QCP entered into a Transition Services Agreement. Pursuant to the Transition Services Agreement, HCP agrees to provide QCP with certain administrative and support services on a transitional basis after completion of the Spin-Off. QCP expects that the fees to be charged to QCP for transition services furnished pursuant to the Transition Services Agreement will approximate the actual cost incurred by HCP in providing the transition services to QCP for the relevant period. The Transition Services Agreement provides that QCP generally has the right to terminate a transition service upon thirty days’ notice to HCP. The Transition Services Agreement also contains provisions under which HCP, subject to certain limitations, generally agrees to indemnify QCP for losses incurred by QCP resulting from HCP’s breach of the Transition Services Agreement.

The description of the Transition Services Agreement set forth under this Item 1.01 is qualified in its entirety by reference to the complete terms and conditions of the Transition Services Agreement attached hereto as Exhibit 10.1.

Tax Matters Agreement

On October 31, 2016, HCP and QCP entered into a Tax Matters Agreement, which governs QCP’s and HCP’s respective rights, responsibilities and obligations with respect to taxes, tax returns, tax contests and certain other tax matters. The Tax Matters Agreement also sets forth QCP’s and HCP’s obligations as to the filing of tax returns, the administration of tax contests and assistance and cooperation on tax matters.

In addition, if QCP or a REIT subsidiary of QCP is treated as a successor to HCP or certain REIT subsidiaries of HCP under applicable U.S. federal income tax rules, and if such entity fails to qualify as a REIT, QCP could be prohibited from electing to be a REIT. Accordingly, in the Tax Matters Agreement, HCP (i) covenants to use commercially reasonable efforts to cooperate with QCP as necessary to enable QCP to qualify for taxation as a REIT and receive customary legal opinions concerning REIT status, including providing information and representations to QCP and QCP’s tax counsel with respect to the composition of HCP’s and such subsidiaries’ income and assets, the composition of their stockholders, and their operation as REITs, and (ii) covenants to use its reasonable best efforts to maintain the REIT status of HCP and its REIT subsidiaries for each taxable year ending on or before December 31, 2016 (unless HCP obtains an opinion from a nationally recognized tax counsel or a private letter ruling from the IRS to the effect that such failure to maintain REIT status will not cause QCP to fail to qualify as a REIT under the successor REIT rule referred to above). Additionally, in the Tax Matters Agreement, QCP covenants to qualify for taxation as a REIT for QCP’s taxable year in which the Spin-Off occurs.

The description of the Tax Matters Agreement set forth under this Item 1.01 is qualified in its entirety by reference to the complete terms and conditions of the Tax Matters Agreement attached hereto as Exhibit 10.2.

Credit Agreements

Senior Secured Credit Agreement

On October 31, 2016, QCP and certain of its subsidiaries entered into a first lien senior secured credit agreement with the lenders party thereto and Barclays Bank PLC, as administrative agent, providing for (i) a senior secured term loan in an aggregate principal amount of $1.0 billion, with a maturity of six years and (ii) a senior secured revolving credit facility in an aggregate principal amount of up to $100 million, with a maturity of five years, including both a letter of credit sub facility and a swingline loan sub facility (collectively, the “senior secured credit facilities”).

QCP may request one or more incremental term loans and/or increase commitments under the senior secured revolving credit facility and/or request one or more incremental senior secured revolving credit facility tranches in an aggregate amount of up to the sum of (x) $175 million plus (y) any amounts so long as, (i) in the case of incremental loans that rank pari passu with the liens on the collateral securing the senior secured credit facilities, QCP’s funded debt outstanding under senior secured credit facilities plus all other debt outstanding that is secured by a first priority lien (net of unrestricted cash and cash equivalents) is less than or equal to 25% of QCP’s total assets and (ii) in the case of incremental loans that rank junior to the liens on the collateral securing the senior secured credit facilities, QCP’s debt outstanding that is secured by a lien (net of unrestricted cash and cash equivalents) is less than or equal to 40% of QCP’s total assets, and (z) the amount of any voluntary repayments of the senior secured term loan or reduction in the commitments in respect of the senior secured revolving credit facility, subject to certain conditions and receipt of commitments by existing or additional lenders.

QCP SNF West REIT, LLC, QCP SNF Central REIT, LLC, QCP SNF East REIT, LLC and QCP AL REIT, LLC, each a newly formed Delaware limited liability company and subsidiaries of Parent REIT (defined below) (the “Borrowers”), are borrowers under the senior secured credit facilities.

The senior secured credit facilities are secured on a first lien priority basis on substantially all of the assets of QCP, QCP HoldCo REIT, LLC, a Delaware limited liability company (“Parent REIT”), the Borrowers and QCP’s wholly owned domestic subsidiaries, other than immaterial subsidiaries, unrestricted subsidiaries to be designated by QCP and certain other customarily excluded subsidiaries (the “Subsidiary Guarantors”) and by a pledge of capital stock (other than the capital stock of QCP), including capital stock of the Subsidiary Guarantors and 65% of the capital stock of the first tier foreign subsidiaries that are not Subsidiary Guarantors, in each case subject to certain exceptions. The senior secured credit facilities are unconditionally guaranteed, jointly and severally, by QCP, Parent REIT and the Subsidiary Guarantors.

All borrowings under the senior secured revolving credit facility following the date the senior secured term loan is initially drawn are subject to the satisfaction of customary conditions, including the absence of a default and the accuracy of representations and warranties.

Borrowings under the senior secured credit facilities bear interest at a rate equal to, at QCP’s option, either (a) a LIBOR rate determined by reference to the London interbank offered rate for dollars for the interest period relevant to such borrowing, adjusted for certain additional costs, subject to a 1.00% floor in the case of senior secured term loans or (b) a base rate determined by reference to the highest of (i) the rate of interest publicly announced by Barclays Bank PLC as the “Prime Rate” in New York, (ii) the federal funds rate plus 0.50% per annum and (iii) the one month adjusted LIBOR plus 1.00% per annum, in each case plus an applicable margin. The initial applicable margin for borrowings is 5.25% with respect to LIBOR borrowings and 4.25% with respect to base rate borrowings under the senior secured term loan and base rate borrowings and swingline borrowings under the senior secured revolving credit facilities.

In addition to paying interest on outstanding principal under the senior secured credit facilities, QCP is required to pay a commitment fee equal to 0.50% per annum to the lenders under the senior secured revolving credit facility in respect of the unutilized commitments thereunder. QCP is required to pay customary agency fees as well as letter of credit participation fees computed at a rate per annum equal to the applicable margin for LIBOR rate borrowings on the dollar equivalent of the daily stated amount of outstanding letters of credit, plus such letter of credit issuer’s customary documentary and processing fees and charges and a fronting fee computed at a rate equal to 0.125% per annum on the daily stated amount of each letter of credit.

The senior secured credit facilities are required to schedule quarterly payments on the senior secured term loan in annual amounts equal to 1.0% of the original principal amount of the senior secured term loan, with the balance paid at maturity. In addition, the senior secured credit facilities require QCP to prepay outstanding senior secured term loan borrowings, subject to certain exceptions, with: (i) 100% of the net cash proceeds of all non ordinary course asset sales, (excluding the sale of the 17 non strategic properties in the process of being divested), other dispositions of property (including insurance and condemnation proceeds), in each case subject to certain exceptions and provided that QCP may (a) reinvest within 12 months or (b) commit to reinvest those proceeds within 12 months and so reinvest such proceeds within 18 months; and (ii) 100% of the net cash proceeds of any issuance or incurrence of debt, other than proceeds from debt permitted under the senior secured credit facilities.

QCP may voluntarily repay outstanding loans under the senior secured credit facilities at any time, without premium or penalty, subject to the following proviso and subject to customary “breakage” costs with respect to LIBOR rate loans; provided that voluntary prepayments of the senior secured term loan, or any repricing amendments resulting in a repricing event related thereto, shall be subject to a prepayment premium or fee of (x) prior to the first anniversary of the closing date, 2.00% of the aggregate principal amount of the senior secured term loan so prepaid or with respect to which the pricing has been reduced, (y) on or after the first anniversary of the closing date and prior to the second anniversary of the closing date, 1.00% of the aggregate principal amount of the senior secured term loan so prepaid or for which the pricing has been reduced and (z) on or after the second anniversary of the closing date, no prepayment premium shall be payable.

The senior secured credit facilities require that QCP, commencing with the first full fiscal quarter after the consummation of the Spin-Off comply on a quarterly basis with a debt service coverage ratio of at least 1.75 to 1.00. For purposes of calculating the debt service coverage ratio, at any time prior to an amendment of the Master Lease resulting in the reduction of the aggregate cash monthly rent payable thereunder by more than 20% (a “material amendment”), subject to certain exceptions, EBITDA shall be calculated by reference to the HCR tenant EBITDAR with respect to each property leased to HCRMC, and shall include operating income from the non HCRMC properties. At any time following a material amendment, EBITDA shall be the consolidated EBITDA of QCP and its restricted subsidiaries.

The senior secured credit agreement contains certain customary affirmative covenants and events of default. The negative covenants in the senior secured credit facilities include, among other things, limitations (none of which are absolute) on QCP’s ability to: incur additional debt or issue certain preferred shares; create liens on certain assets; make certain loans or investments (including acquisitions); pay dividends on or make distributions in respect of QCP’s capital stock or make other restricted payments; consolidate, merge, sell or otherwise dispose of all or substantially all of QCP’s assets; sell assets; enter into certain transactions with QCP’s affiliates; change QCP’s lines of business; restrict dividends from QCP’s subsidiaries or restrict liens; prepay certain junior lien debt or material unsecured debt; modify the terms of certain debt or organizational agreements; and make any amendment or waiver to, or replacement or termination of, to the Master Lease or certain other material leases (including amendments, waivers, replacements or terminations that would be materially adverse to the lenders; provided that neither dispositions and investments otherwise permitted under the credit agreement, nor any rent reductions in connection with the Master Lease, shall be considered “materially adverse” for purposes of the covenant).

The events of default in the senior secured credit agreement include (with customary thresholds and grace periods) non payment of principal, interest or other amounts due thereunder; violation of covenants; material inaccuracy of a representation or warranty when made or deemed made; cross default (after the expiration of any grace period) and cross acceleration to material recourse indebtedness; bankruptcy events with respect to QCP or any of its material subsidiaries; general inability to pay debts; certain ERISA events; unpaid, uninsured final monetary judgments or non monetary judgements that have not been discharged; invalidity of a material portion of the guarantees or of liens on a material portion of the collateral; and a change of control.

Senior Unsecured Credit Agreement

On October 31, 2016, QCP and certain of its subsidiaries entered into a senior unsecured revolving credit and guaranty agreement with HCP, as lender thereunder, providing for an unsecured revolving credit facility in an aggregate principal amount of up to $100 million, maturing in 2018. Commitments under the unsecured revolving credit facility automatically and permanently decrease each calendar month by an amount equal to 50% of QCP’s and its restricted subsidiaries’ retained cash flow for the prior calendar month.

QCP is the borrower under the unsecured revolving credit facility. The unsecured revolving credit facility is guaranteed, jointly and severally, by Parent REIT, the Borrowers and the Subsidiary Guarantors. HCP is the sole lender under the unsecured revolving credit facility.

All borrowings under the unsecured revolving credit facility following the closing date are subject to the satisfaction of certain conditions, including (i) the senior secured revolving credit facility being unavailable to the Borrowers, (ii) the failure of HCR III to pay rent and (iii) other customary conditions, including the absence of a default and the accuracy of representations and warranties. Additionally, QCP may only draw on the unsecured revolving credit facility prior to the one year anniversary of the closing of the Spin-Off.

Proceeds of the unsecured revolving credit facility drawn is to be used for (i) general corporate and administrative costs, (ii) fees of accountants and financial and legal advisors and (iii) any scheduled debt service.

Borrowings under the unsecured revolving credit facility bear interest at a rate equal to a LIBOR rate determined by reference to the London interbank offered rate for dollars for the interest period relevant to such borrowing, adjusted for certain additional costs, subject to a 1.00% floor, plus an applicable margin of 6.25%. In addition to paying interest on outstanding principal under unsecured revolving credit facility, QCP is required to pay a facility fee equal to 0.50% per annum of the unused capacity under unsecured revolving credit facility to HCP, the lender under the unsecured revolving credit facility.

In addition, the unsecured revolving credit facility requires QCP to prepay outstanding borrowings on a monthly basis in an amount equal to the lesser of (i) 95.0% of the retained cash flow for the prior month and (ii) the aggregate amount of loans outstanding under the unsecured revolving credit facility. QCP may voluntarily repay outstanding loans under the unsecured revolving credit facility at any time, without prepayment premium or penalty.

The senior unsecured credit agreement contains certain customary affirmative covenants, negative covenants and events of default, including that, subject to certain limited exceptions, QCP may not, at any time that borrowings are outstanding under the unsecured revolving credit facility, pay dividends in excess of the amount required to maintain QCP’s or certain of its subsidiaries’ status as a real estate investment trust or to avoid the payment of any excise tax or income tax with respect to QCP or certain of its subsidiaries.

The foregoing descriptions of the credit agreements in this Item 1.01 do not purport to be complete and are qualified in their entirety by reference to the full texts of the credit agreements filed herewith as Exhibits 10.3 and 10.4, respectively, to this Form 8-K and incorporated by reference in their entirety.

Item 2.03     Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under the heading “Credit Agreements” in Item 1.01 above is incorporated by reference into this Item 2.03 as if fully set forth herein.

Item 5.01     Changes in Control of Registrant.

Immediately prior to the Spin-Off, QCP was a wholly-owned subsidiary of HCP. On October 31, 2016, the Spin-Off was effected through a pro data distribution of substantially all of QCP’s outstanding common stock to HCP’s stockholders, who received one share of QCP common stock for every five shares of HCP common stock held as of the record date of October 24, 2016. Upon the completion of the Spin-Off, QCP became an independent company. Its shares are listed on the New York Stock Exchange and will trade under the symbol “QCP” starting November 1, 2016. The description of the Spin-Off included under Item 1.01 above is incorporated by reference into this Item 5.01 as if fully set forth herein.

Item 5.02     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Appointment of Officers

Effective upon completion of the Spin-Off, the following individuals were appointed to the positions set forth in the table below:

Name	Position
Mark S. Ordan	Chief Executive Officer
Greg Neeb	President and Chief Investment Officer

Biographical information on Mark S. Ordan and Greg Neeb has previously been disclosed in QCP’s Registration Statement on Form 10, as amended, filed with the Securities and Exchange Commission on October 13, 2016 (the “Registration Statement”).

C. Marc Richards will continue as Chief Financial Officer of QCP.

There are no arrangements or understandings between any of the individuals listed above and any other person pursuant to which such individuals were selected as officers. There are no transactions involving any of the individuals listed above that would be required to be reported under Item 404(a) of Regulation S-K.

Appointment and Resignation of Directors

Effective upon completion of the Spin-Off: (i) Troy E. McHenry resigned as a member of the board of directors of QCP (the “Board”); (ii) the Board’s size was expanded from two members to seven members; and (iii) Mark S. Ordan, Glenn G. Cohen, Jerry L. Doctrow, Paul J. Klaassen, M. Kathleen Smalley and Donald C. Wood were appointed as directors of QCP.

Biographical information for each member of the Board has previously been disclosed in the Registration Statement.

Establishment of Board Committees, Adoption of Charters and Appointment of Directors to Audit Committee

Effective October 31, 2016, the Board established a compensation committee (the “Compensation Committee”), approved and adopted a charter to govern the Compensation Committee and appointed three members who meet the applicable independence requirements of the New York Stock Exchange (“NYSE”) and the SEC: Donald C. Wood (Chair), Paul J. Klaassen and Jerry L. Doctrow. In addition to the other responsibilities of the Compensation Committee enumerated in its charter, the primary functions of the Compensation Committee are to review and oversee the compensation of QCP’s Chief Executive Officer and employees, produce an annual report on executive compensation for inclusion in QCP’s proxy statement, if and when required by applicable laws or regulations, and administer QCP’s equity incentive program. A copy of the Compensation Committee’s charter is available in the “Corporate Governance” section of QCP’s website at www.qcpcorp.com.

Effective October 31, 2016, the Board established a nominating and corporate governance committee (the “Nominating and Committee”), approved and adopted a charter to govern the Nominating Committee, and appointed three members who meet the applicable independence requirements of the NYSE and the SEC: M. Kathleen Smalley (Chair), Paul J. Klaassen and Jerry L. Doctrow. In addition to the other responsibilities of the Nominating Committee enumerated in its charter, the primary functions of the Nominating Committee are to identify and recommend the slate of director nominees for election to the Board, develop QCP’s policies and programs that relate to matters of corporate responsibility, assist the chairman of the Board with an annual evaluation for the Board and Board committees, and any other related matters required by federal securities laws. A copy of the Nominating Committee’s charter is available in the “Corporate Governance” section of QCP’s website at www.qcpcorp.com.

Prior to the completion of the Spin-Off the Board established an audit committee (the “Audit Committee”), approved and adopted a charter to govern the Audit Committee, and appointed Philip R. Schimmel to serve on the Audit Committee. Effective October 31, 2016, the Board appointed Glenn G. Cohen and M. Kathleen Smalley to serve on the Audit Committee. The Board has determined that Messrs. Schimmel (Chair) and Cohen, and Ms. Smalley, effective as of the time such directors were appointed to the Audit Committee, meet the standards of director independence for Audit Committee members set forth in Rule 10A-3 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, that each of the members of the Audit Committee appointed is financially literate in accordance with the additional audit committee requirements of Section 303A.07 of the NYSE Listed Company Manual, and that Philip R. Schimmel and Glenn G. Cohen are each an “audit committee financial expert” under applicable listing standards of the NYSE and applicable rules of the SEC. In addition to the other responsibilities of the Audit Committee enumerated in its charter, the primary functions of the Audit Committee are to review QCP’s consolidated financial statements for inclusion in its annual report, determine the appointment, compensation, retention and oversight of the work of QCP’s independent registered public accounting firm, and discuss with QCP’s management and independent registered public accounting firm the results of QCP’s annual audit and the review of its quarterly financial statements.  A copy of the Audit Committee’s charter is available in the “Corporate Governance” section of QCP’s website at www.qcpcorp.com.

Item 8.01   Other Events.

Prior to consummation of the Spin-Off, HCP transferred to QCP senior unsecured promissory notes (the “Promissory Notes”) with an aggregate outstanding principal amount of $60 million that were issued by a subsidiary of QCP. The Information Statement contemplated that the Promissory Notes would be obligations of QCP payable to HCP after the Spin-Off.  However, as a result of the transfer, the Promissory Notes will not be obligations of QCP payable to HCP.

Item 9.01.  Financial Statements and Exhibits.

(d)          Exhibits.  The following exhibits are being filed herewith:

No.	Description
2.1	Separation and Distribution Agreement, dated as of October 31, 2016, by and between HCP, Inc. and Quality Care Properties, Inc.
10.1	Transition Services Agreement, dated as of October 31, 2016, by and between HCP, Inc. and Quality Care Properties, Inc.
10.2	Tax Matters Agreement, dated as of October 31, 2016, by and between HCP, Inc. and Quality Care Properties, Inc.
10.3

First Lien Credit and Guaranty Agreement, dated as of October 31, 2016, among Quality Care Properties, Inc., certain subsidiaries thereof, the lenders from time to time party thereto, and Barclays Bank PLC, as Administrative Agent

10.4	Revolving Credit and Guaranty Agreement, dated as of October 31, 2016, among Quality Care Properties, Inc., certain subsidiaries thereof, and HCP, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  October 31, 2016

Quality Care Properties, Inc.

By:	/s/ C. Marc Richards
	Name:	C. Marc Richards
	Title:	Chief Financial Officer

EXHIBIT INDEX

No.	Description
2.1	Separation and Distribution Agreement, dated as of October 31, 2016, by and between HCP, Inc. and Quality Care Properties, Inc.
10.1	Transition Services Agreement, dated as of October 31, 2016, by and between HCP, Inc. and Quality Care Properties, Inc.
10.2	Tax Matters Agreement, dated as of October 31, 2016,by and between HCP, Inc. and Quality Care Properties, Inc.
10.3

First Lien Credit and Guaranty Agreement, dated as of October 31, 2016, among Quality Care Properties, Inc., certain subsidiaries thereof, the lenders from time to time party thereto, and Barclays Bank PLC, as Administrative Agent

10.4	Revolving Credit and Guaranty Agreement, dated as of October 31, 2016, among Quality Care Properties, Inc., certain subsidiaries thereof, and HCP, Inc.